                                                                                                                                                        Exhibit 11.1

CORDIA CORPORATION AND SUBSIDIARIES

COMPUTATION OF PER SHARE EARNINGS (LOSS)

(Unaudited)

                                                                                                             For the Nine Months                            For the Three Months

                                                                                                             Ended September 30                            Ended September 30

                                                                                                              2004                  2003                              2004                 2003

Net (loss) Income                                                                             ($149,040)         $783,166                      $1,679           ($247,665)

                                                                                                         ========         ========                    ========         ========

BASIC EARNINGS:

Weighted average number of common shares

     outstanding                                                                                   4,806,579         5,785,600                    4,504,808           5,821,211

                                                                                                         ========         ========                     ========          ========

Basic earnings (loss) per common share                                                ($0.03)               $0.14                         ($0.00)                ($0.04)

                                                                                                         ========        ========                     ========          ========

DILUTED EARNINGS:

Weighted average number of common shares

     outstanding                                                                                  4,806,579        5,785,600                    4,504,808              5,821,211

Assumed exercise of stock options                                                                -                      -                                     -                             -

                                                                                                         ------------        -------------                   -------------            -------------

Weighted average number of common shares

    outstanding, as adjusted                                                                4,806,579         5,785,600                      4,504,808            5,821,211

                                                                                                         ========       ========                      ========            ========

Diluted earnings (loss) per common shares                                           ($0.03)               $0.14                           ($0.00)                ($0.04)

                                                                                                         ========       ========                      ========           ========